                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)


                               FATBRAIN.COM, INC.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   20520N 10 8
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                                 (CUSIP Number)

                                December 31, 1999
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]    Rule 13d-1(b)

        [ ]    Rule 13d-1(c)

        [X]    Rule 13d-1(d)

                         (Continued on following pages)

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CUSIP NO. 25020N 10 8                 13 G                     Page 1 of 4 Pages
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1          NAME OF REPORTING PERSON PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   KIM ORUMCHIAN
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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)    [ ]    (b)    [ ]
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3          SEC USE ONLY

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4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S. Citizen
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                               5      SOLE VOTING POWER
                                      973,282
          NUMBER OF            -------------------------------------------------
           SHARES              6      SHARED VOTING POWER
        BENEFICIALLY                  0
        OWNED BY EACH          -------------------------------------------------
          REPORTING            7      SOLE DISPOSITIVE POWER
           PERSON                     973,282
            WITH               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      0
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9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                             973,282
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10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                      [ ]
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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        7.5%
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12         TYPE OF REPORTING PERSON
           IN
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CUSIP NO. 25020N 10 8                 13 G                     Page 2 of 4 Pages
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                      ITEM 1.

               (a)    NAME OF ISSUER:
                      Fatbrain.com, Inc. (the "Company")

               (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                      2550 Walsh Avenue, Santa Clara, CA  95051

                      ITEM 2.

        Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons"): (a) name; (b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.


               (a)    Kim Orumchian
               (b)    2550 Walsh Avenue, Santa Clara, CA  95051
               (c)    U.S. Citizen
               (d)    Common Stock
               (e)    25020N 10 8

                      ITEM 3.

        Not Applicable

                      ITEM 4.

        (a), (b) and (c) This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Filing Person are as follows:


                               Common Stock                                         Dispositive
        Filing Person       Beneficially Owned    % of Class (1)    Voting Power       Power
        -------------       ------------------    --------------    ------------    -----------
        Kim Orumchian            973,282                7.5            973,282         973,282


                      (1) Based on 12,886,083 outstanding shares as of December 31, 1999.

                      ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        Not Applicable.

                      ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                              ANOTHER PERSON

        Not Applicable.

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CUSIP NO. 20520N 10 8                 13 G                     Page 3 of 4 Pages
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                      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE
                              SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
                              REPORTED ON BY THE PARENT HOLDING COMPANY

        Not Applicable.

                      ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                              THE GROUP

        Not Applicable.

                      ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not Applicable.

                      ITEM 10. CERTIFICATION

        Not Applicable.

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CUSIP NO. 25020N 10 8                 13 G                     Page 4 of 4 Pages
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                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





 Dated:  February 29, 2000                     KIM ORUMCHIAN


                                               By: /s/ KIM ORUMCHIAN
                                                  ------------------------------